CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) made as of the 31 day of May __ 2012, by and between Brainstorm Cell Therapeutics Inc., a Delaware Corporation, with offices at 605 Third Avenue, New York, NY 10158, USA (“Parent”), Brainstorm Cell Therapeutics Ltd., a wholly owned subsidiary of Parent, a private company organized under the Laws of the State of Israel, whose principal office is located at 12 Bazel Street, Petach Tiqva, Israel (the “Company”, and together with Parent, the “Group”) and Dr. Daniel Offen, Israeli I.D. No _______ residing at Kfar Haroeh 38955, Israel, Osek Mourshe” No. _______ (the “Consultant”).

WHEREAS, following an assignment agreement executed between the Parent and the Company dated December 20, 2011 with effective date of January 1, 2007, the Company is a party to that Second Amended and Restated License Agreement dated July 26, 2007 by and between the Parent and Ramot at Tel Aviv University Ltd. (“Ramot”), as amended on December 24, 2009 (together with all exhibits and schedules, the “License Agreement”) relating to certain stem cell technology developed by Consultant together with other researchers at the Felsenstein Medical Research Center of Tel-Aviv University (“TAU”).

WHEREAS, the Parent and the Consultant entered into a Consulting Agreement dated July 31, 2004 (the “First Agreement”); and

WHEREAS, the parties wish to terminate the First Agreement and wish to enter into this Consulting Agreement pursuant to which Group shall receive certain services in a defined field from the Consultant, and the Consultant shall furnish such services to the Group as an independent contractor, absent of an employment relationship between the parties, on the terms and conditions set forth herein; and

WHEREAS, the Company and the Consultant desire to define the relationship between them in accordance to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Scope of Services.

1.1	The Consultant hereby agrees to act as a consultant and provide the services to the Group as set forth in Exhibit A (the “Services”). The terms of this Agreement shall be effective as of January 1, 2012 (the “Effective Date”).

1.2	The Services to be performed shall be provided solely by the Consultant. The Consultant shall perform the Services to the best of his skill, ability, expertise, experience and effort in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the Group and performance of the Consultant’s duties hereunder.

2.	Consideration. In consideration for the Services hereunder, the Company agrees to pay the Consultant the amounts set forth in Exhibit A, plus Value Added Tax, against provision of a valid tax receipt (the “Consideration”). The Consultant will invoice the Company for the Services provided by Consultant in each month. The Consideration shall be paid within 30 days net of the invoice date (shotef+30), provided that an invoice was received.

The Consultant declares that he maintains financial books in accordance with applicable law, and that he is duly registered with the income tax, VAT and national insurance (Bituach Leumi) authorities.

The Consultant shall be responsible for, and shall indemnify and hold the Company harmless from duly and timely paying any and all taxes in connection with the provision of the Services hereunder, or any remuneration provided in connection therewith. Without derogating from the foregoing, the Company shall withhold all taxes and compulsory payments on any payment or benefit to the Consultant as required by applicable law.

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3.	Expenses. The Company shall reimburse the Consultant, for all actual expenses reasonably and properly incurred by the Consultant in fulfilling his obligations under this Agreement, including travel, lodging and meals, provided such expenses were approved in advance and in writing by the Company. Reimbursement shall be made by the Company against duly issued invoice or receipt.

4.	Confidentiality. Upon execution of this Agreement, the Consultant will execute the attached Confidentiality and Non-Competition Agreement, attached hereto as Exhibit B, which constitutes an integral part of this Agreement.

5.	Representation and Warranties.

5.1	Each of the Consultant and the Company represents that: (i) he/it is entitled to enter into this Agreement and to assume all the obligations hereunder, (ii) the execution and delivery of this Agreement and the fulfillment of the terms hereof (a) will not constitute a default under or conflict with any agreement or other instrument to which he or it is a party or by which he or it is bound, (b) will not result in a breach of any confidentiality undertaking to any third party and the Consultant represents that in performing the Services hereunder he shall not use any proprietary information of any third party, (c) does not require the consent of any person or entity except as provided herein, (d) there are no contracts, impediments, hindrances or restrictive covenants preventing the full performance of his or its duties and obligations hereunder, and nothing contained in this Agreement shall require or permit the Consultant or the Company to do any act inconsistent with the requirements of any statute, regulation or rule under any applicable law.

5.2	The parties hereto hereby agree to the termination of the First Agreement as of the Effective Date. As full and final consideration for any amounts due under the First Agreement, the Parent will pay the Consultant $36,000 (Thirty six thousand dollars), for 2011 services, by issuance of shares of common stock of the company, par value $0.0005, according to the market price of shares on the issuance date. Following such a payment, the Consultant hereby irrevocably waives any claim and/or demand against the Group in connection with the First Agreement and its termination.

6.	Relationship of Parties; Indemnity.

6.1	The Company and the Consultant agree that the Consultant is an “independent contractor” and that except as otherwise stated in this Agreement, the Company shall have no right to control or direct the manner in which the Consultant performs his duties and services under this Agreement. The Consultant must perform and continue to perform all actions legally required to establish and maintain his status as an independent contractor. The Consultant understands and agrees that except as specifically provided in this Agreement, no member of the Group grants the Consultant the right or authority to make or give any agreement statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of any member of the Group. This Agreement shall not be construed to create any relationship of employment, association, agency, partnership or joint venture between any member of the Group and the Consultant, nor shall it be construed to create any relationship other than that of principal and independent contractor between any member of the Group and the Consultant. The Consultant is not an employee of any member of the Group, and no member of the Group shall be obligated to treat the Consultant as an employee.

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6.2	The Consultant shall be responsible, solely and exclusively, to comply with all of his obligations under the law, including, without limitation, for the payments of all taxes applicable to him as an independent contractor and with respect to payment of applicable social security, national insurance (Bituach Leumi), health insurance and other legal requirements. The Consultant will defend, indemnify and hold the Group harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals relating to any obligation imposed upon any member of the Group to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with the Consideration received by Consultant.

6.3	The Consultant undertakes that neither he nor anyone on his behalf shall bring claims against any member of the Group with any cause of action based on employee-employer relations between the Consultant and any member of the Group. It is agreed between the parties that, if despite the parties’ express representations and agreements hereunder, it shall at any time be held by any competent judicial authority, that the relationship between the Consultant and any member of the Group in respect of the Services provided pursuant to this Agreement is one of employer and employee, the following provisions shall apply:

6.3.1.    Retroactively, from the Effective Date and in lieu of any Consideration, the Consultant shall be deemed to have been entitled only to a gross monthly salary (including for all over-time hours, if relevant) in an amount equal to 60% of the Consideration and all the remaining amounts shall be deemed to have been paid on account of all payments and social benefits (whether required to be paid to an employee under law, contract, custom or otherwise) and the Consultant shall not be deemed to have been entitled to any other payments or benefits under law or otherwise. From the date of such holding and thereafter, the Consultant shall only be entitled to the gross monthly salary in an amount equal to 60% of the Consideration and to the social benefits mandated under the law. All amounts paid or payable to Consultant will be subject to withholding in accordance with applicable law;

6.3.2.    The Company shall be entitled to set off from the amounts due to the Consultant pursuant to this Agreement and/or in accordance with any other source the amounts which the Consultant is liable to refund to it pursuant to this Section or in accordance with any other source.

6.4	in the event that the Company shall be demanded and/or obligated, to pay any amount, give the Consultant or any third party any right, deriving from the existence of the client-consultant relationship between the Consultant and the Company, the Consultant shall indemnify the Company, within fourteen (14) days of its first demand, for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economical value of such right and including legal expenses.

6.5	The terms of this Section 6 shall survive termination of this Agreement,

6.6	The Group shall indemnify the Consultant and shall hold him harmless from and against any loss, damage, liability and expense (including attorney fees and legal costs) caused to or incurred by him as a result of third party claims filed against him and arising out of or resulting from the performance of the Consultant of the Services and/or the use by the Company of any information developed or provided by the Consultant in the performance of the Services, except for acts which involve his willful misconduct. The Company shall insure the aforesaid liability.

7.	Term and Termination.

7.1	This Agreement shall commence on the effective date set forth in Exhibit A (the “Effective Date”), and shall continue in force for a period of one year and, unless previously terminated, shall automatically renew for one year periods each thereafter (the “Term”). Notwithstanding the above, either party shall be entitled to terminate this Agreement by thirty (30) days prior written notice.

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7.2	Notwithstanding anything else to the contrary herein, the Company may terminate the Consultant’s engagement at any time by written notice for Cause. In such event, this Agreement and the consulting relationship shall be deemed effectively terminated as of the time of delivery of such notice, the Consultant will not be entitled to any payment in lieu of notice period and any office which the Consultant held with or function performed for the Parent shall terminate immediately. For purposes of this Agreement, termination for “Cause” shall mean and include: (a) conviction of any crime involving moral turpitude; (b) action taken by the Consultant to intentionally harm the Group; (c) theft, self-dealing or embezzlement of funds of the Company; (d) any material breach of confidentiality or non-compete obligations or of the fiduciary duties or duties of care to the Group.

7.3	Upon the termination of the Services hereunder, the Consultant shall promptly deliver to the Company or Parent all books, memoranda, plans, computer software, customer lists, records and data of every kind in whatever form or medium relating to the business and affairs of the Group which are then in his possession or control. Upon termination of this Agreement, for any reason, Consultant shall cooperate with the Group and use his best efforts to assist with the integration into the Group of the person or persons who will assume Consultant’s responsibilities.

8.	Deliverables and Discoveries

All work products resulting from provision of the Services (the “Deliverables”) shall vest solely with the Company. Notwithstanding the above, should any work product resulting from the provision of the Services result in the creation or development of intellectual property which may entitle its owner to patent protection (“Discoveries”) such Discoveries shall be deemed “Joint Inventions” under the License Agreement and be covered by the terms and conditions of the License Agreement.

9.	Miscellaneous.

9.1	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given on receipt if delivered personally, upon receipt of a facsimile confirmation if faxed, two days after being sent by a nationally recognized overnight carrier, three days after being mailed by certified mail, postage prepaid, return receipt requested, or twenty four (24) hours following the submission of an email message, addressed to the respective addresses set forth below or last given by each party to the other, except that notice of change of address shall be effective only upon receipt. The initial addresses of the parties for purposes of this Agreement shall be as set forth in Exhibit A.

All notices, requests, demands, payments invoices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given

9.2	No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant, the Company and the Parent. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.3	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel without giving effect to the principles of conflict of law thereof. Any disputes arising under or in relation to this Agreement shall be resolved exclusively by the competent court in Tel Aviv.

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9.4	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, and any provision deemed unenforceable by a court of competent jurisdiction shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration, scope or geographic area thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration, scope or geographic area of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

9.5	Entire Agreement. This Agreement, including the exhibits, constitutes the entire agreement between the parties hereto and supersedes all prior agreements understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

9.6	Assignment. The Company shall have the right to assign this Agreement to any affiliate or subsidiary of the Company or any corporation or other entity owning or acquiring all or substantially all the assets and business of the Company whether by operation of law or otherwise. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, its beneficiaries or legal representatives.

9.7	Interpretation. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The preamble to this Agreement constitutes an integral part hereof.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Brainstorm Cell Therapeutics Ltd.		Consultant
Name:	Liat Sossover	Name:	Dr. Daniel Offen
Title:	CFO	ID#:
Signature:	/s/ Liat Sossover	Signature:	/s/ Daniel Offen

Dated:	May 14, 2012	Dated:	20 May 2012

Brainstorm Cell Therapeutics Inc.
Name:	Adrian Harel
Title:	A. CEO
Signature:	/s/ Adrian Harel

Dated:	9/5/2012

The undersigned, Ramot at Tel Aviv University Ltd., confirm and consent to the terms of Section 8 of the above Consulting Agreement.

Name:	Shlomo Nimrodi
Title:	CEO
Signature:	/s/ Shlomo Nimrodi

Dated:

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Exhibit A

Name of Consultant:	Dr. Daniel Offen

I.D. Number:

Consultant Address:	Kfar Haroeh 38955, Israel
Email: danioffen@gmail.com

Company Address:	at 12 Bazel Street., Petach Tiqva, Israel
Fax: 03-9236385
Email: lsossover@brainstorm-cell.com

Effective Date:	January 1, 2012

Term:	As defined in the Agreement.

Services:	1.	Scientific consulting
- Assist, if needed, Group in characterization of MSC-NTF cells
- Advise on new protocols to test the efficacy of the MSC-NTF cells
- Advise in planning of pre-clinical tests/efficacy studies for new applications
- Assist/advice in planning clinical trials that use MSC-NTF cells in new indications
- Provide management with required scientific advice/affairs
	2.	Patent filing opinion;
- Advice Group and the Patent law firm in patent phrasing
- Revise or Assist in scientific answers to Patent Office Action
- Assist in preparing scientific answers/ replies to the patent examiners
	3.	Potential investors:
- Assist preparing scientific slides to be included in presentations to investors
- Accompany management to meetings with potential investors to describe on Group’s inventions
	4.	Scientific conferences:
- Assist in preparing of scientific summaries, posters and Abstracts
- Represent Group in/at scientific conferences
	5.	Scientific publications: assist the Group in phrasing scientific publications and articles
	6.	Present Scientific Seminars– give scientific lectures on scientific topics, that are out of the scope of Group activities and research.

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Time Devotion:	The Consultant agrees to devote approximately one day a week for the provision of the Services

Consideration:	$3,000 per month, plus VAT, commencing as of the Effective Date, subject to receipt of applicable invoice. In addition, Consultant shall be entitled to $3,000 per month to be paid by way of issuance of shares of the Parent. Such issuance shall be made twice a year. The number of Parent shares to be issued shall be based on the Parent share market closing price on the date of issuance.

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Exhibit B

CONFIDENTIALITY AND NON-COMPETITION

AGREEMENT

My obligations under this Confidentiality and Non-Competition Agreement are towards Brainstorm Cell Therapeutics, Inc. and Brainstorm Cell Therapeutics Ltd. (collectively, “Company”), and towards their present and future parent companies, subsidiaries, affiliates and successors. All of the aforementioned entities shall be referred to collectively as the “Company’s Entities”.

1.     Confidentiality

I will regard and retain as confidential and will not divulge to any third party, or use for any unauthorized purposes either during or after the term of my provision of services to the Company, any confidential information, which is proprietary of the Company or other third parties, that I have acquired during my Services or in connection with my Services or contacts with the Company’s Entities, without the written consent of an authorized representative of the Company. This obligation of confidence and non-use shall not apply to:

(a)	Information disclosed to me by the Company which, at the time of disclosure, is published or known publicly or is otherwise in the public domain;
(b)	Information which, after it is disclosed by the Company is published or becomes part of the public domain through no fault of mine;
(c)	Information disclosed to me which was known by me before the time of disclosure as evidenced by written records;
(d)	Information which has been or hereafter is disclosed to me in good faith by a third party who was not under any obligation of confidence or secrecy to the Company at the time of disclosure to me; and
(e)	Information that has been independently developed at TAU or elsewhere without reference to the Confidential Information disclosed to me as aforesaid.

Nothing herein shall be deemed to limit, in any way, Ramot’s, TAU’s or my publication rights pursuant to Section 9.2 of the License Agreement with respect to the Discoveries.

2.     Confidential Information

Confidential Information shall include, but will not be limited to, information regarding research and development related to actual or anticipated products, inventions, whether patentable or non-patentable, hardware, software or other products, methods of manufacture, trade secrets, business plans, customer lists, finances, and any other data related to the business or affairs of the Company or the Company’s Entities. Confidential information will include information in written, oral or any other form of communication.

3.     Return of Confidential Information

All materials including, but not limited to, documents, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs, and any other material of any kind and in any form, coming into my possession or prepared by me in connection with my service, are the exclusive property of the Company (“Documents”). I agree to return to the Company all such Documents upon termination of my engagement by the Company, unless I acquire the Company’s specific written consent to release any such Document.

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4.    Non Competition

During the term of my engagement and for a period of 18 months following such termination, I agree that I will not, either alone or jointly with others, or as an agent, consultant or employee of any person, firm or company, directly or indirectly, carry on or engage in any activity or business in the field of mesenchymal stem cells for neurodegenerative diseases (the “Field of Business”). For the avoidance of doubt I shall not accept any work offered to me by Ramot in the Field of Business during the above non compete period.

The above limitation shall not apply to the development of medicine or cell treatment from other sources, such as muscle cells or cells from the mouth, for treatment of nuerological or psychiatric diseases.

5.    Non-Solicitation

During the term of my provision of Services to the Company and thereafter for a period of 12 months, I will not solicit or encourage or cause others to solicit or encourage any employees of the Company’s Entities to terminate their employment with the Company, and I will not assist any employees of the Company’s Entities to engage with any Competing Entities.

6.    Non Conflicting Obligations

I will not disclose to the Company any proprietary or confidential information belonging to any third party, including any prior or current employer or contractor, unless I have first received the written approval of that third party. 1 am allowed to be engaged by other commercial third parties for any purpose, provided that (i) such third party’s activities and products will not compete or conflict, directly with the Company’s activities and products solely in the field of mesenchymal stem cells secreting neurotrophic factors for the treatment of neurodegenerative diseases. (ii) my engagement with such third parties will not conflict with my duties and undertakings hereunder, and (iii) in my engagement by such third parties I will not infringe any of the terms and conditions of this Agreement, including, without limitation, with respect to confidentiality, non-compete, and intellectual property rights.

7.    Third Party Information

I recognize that the Company has received and will in the future receive from third parties their confidential or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out my position with the Company, consistent with the Company’s agreement with such third party.

8.    Breach of Obligation

I am aware that a breach of any of the obligations under this Agreement will cause the Company or the Company’s Entities serious and irreparable harm, to which no monetary compensation can be an appropriate remedy. Therefore. 1 agree that if such a breach occurs, the Company shall be entitled, without prejudice, to take all legal means necessary, including any injunctive relief, to restrain any continuation or further breach of this Agreement.

9.    Assignment

This Agreement may be assigned by the Company. I may not assign or delegate my obligations under this Agreement without the Company’s prior written approval.

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10.  Survival

My obligations under this Agreement shall remain in full force for a period of 5 years from termination, for any reason, of my engagement with the Company, except for confidentiality which shall not be limited in time.

11.  Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, and any provision deemed unenforceable by a court of competent jurisdiction shall be replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration, scope or geographic area thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration, scope or geographic area of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

12.  Condition to Engagement

I acknowledge that execution of this Agreement is a condition to the Company’s engagement with me and the disclosure of any Confidential Information. I hereby declare and acknowledge that my confidentiality and non-competition obligations under this Agreement are fair, reasonable, and proportional and are designed to protect the Company’s and the Company’s Entities’ secrets and their confidential information, which constitute the essence of their protected business and commercial advantage in which significant capital investments were made.

IN WITNESS WHEREOF, I hereunto set my hand:

/s/ D. Offen	20 May 2012
Dr. Daniel Offen	Date

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